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                                                                  Exhibit (5)(a)

                   AMENDED AND RESTATED ADVISORY AGREEMENT
                   ---------------------------------------

                 AGREEMENT made as of April 1, 1991 between THE ARCH FUND, INC. a Maryland corporation (herein called the "Fund"), and MISSISSIPPI VALLEY ADVISORS, INC., a Missouri corporation (the "Adviser").

         WHEREAS, the Fund is registered as an open-end diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory and administrative services to the Fund and the Adviser is willing to so furnish such services;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                 1.       APPOINTMENT.

                          (a)     The Fund hereby appoints the Adviser to act
as investment adviser to The Arch Money Market, Capital Appreciation, Diversified Fixed Income, and U.S. Government Securities Portfolios (collectively, the "Portfolios) for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

                          (b)     In the event that the Fund establishes one or
more portfolios other than the Portfolios with respect to which it desires to retain the Adviser to act as investment adviser hereunder, the Fund shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Fund in writing whereupon, subject to such shareholder approval as may be required pursuant to Paragraph 9 hereof, such portfolio shall become a Portfolio hereunder and the compensation payable by such new Portfolio to the Adviser will be as agreed in writing at the time.

                 2. DELIVERY OF DOCUMENTS. The Fund has furnished the Adviser with copies properly certified or authenticated of each of the following:

                          (a) The Fund's Articles of Incorporation as filed with the Department of Assessments and Taxation of the State of Maryland on September 9, 1982 and all amendments thereto (such Articles, as presently in effect and as they shall from time to time be amended, are herein called the "Articles of Incorporation");
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                          (b)     The Fund's By-Laws and amendments thereto
                 (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                          (c) Resolutions of the Fund's Board of Directors authorizing the appointment of the Adviser as investment adviser and approving this Agreement;

                          (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission on September 10, 1982 and all amendments thereto;

                          (e) The Fund's Registration Statement on Form N-1 under the Securities Act of 1933 as amended ("1933 Act") (File No. 2-79285) and under the 1940 Act as filed with the Securities and Exchange Commission on September 10, 1982 and all amendments thereto; and

                          (f)     The Fund's most recent Prospectus or
                 Prospectuses (such prospectus or prospectuses, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus").

                 The Fund will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

                 3. MANAGEMENT. Subject to the supervision of the Fund's Board of Directors, the Adviser will provide a continuous investment program for each of the Portfolios, including investment research and management with respect to all securities and investments and cash equivalents in the Portfolios. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund for each of its Portfolios. The Adviser will provide the services under this Agreement in accordance with the investment objectives, policies and restrictions of each Portfolio as stated in the Prospectus and resolutions of the Fund's Board of Directors. The Adviser further agrees that it:

                          (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with regulations of the Board of Governors of the Federal Reserve System pertaining to investment advisory activities of bank holding companies to the same extent as if such regulations were by their terms applicable to its activities;

                          (b)     will not make loans to any person to
                 purchase or carry Fund shares or make loans to the Fund;






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                          (c)     will place orders pursuant to its investment
                 determinations for each Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, TBC Funds Distributor, Inc. (the Fund's distributor), or any affiliated person of either the Fund, the Adviser or TBC Funds Distributor, Inc., unless permitted pursuant to an order of the Securities and Exchange Commission or applicable rules;

                          (d) will maintain books and records with respect to the securities transactions of the Portfolios and will furnish the Fund's Board of Directors such periodic and special reports as the Board may request;

                          (e) will maintain a policy and practice of conducting its operations independently of the Commercial Division of Mercantile Bank National Association ("Mercantile Bank"). When the Adviser makes investment recommendations for a Portfolio, its personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the Commercial Division. In dealing with commercial customers, the Commercial Division of Mercantile Bank will not inquire or take into consideration whether securities of those customers are held by a Portfolio;

                          (f) will not purchase shares of any of the Portfolios for itself or for accounts with respect to which it exercises sole investment discretion in connection with such transactions except as permitted by the Fund's Board of Directors or by federal, state and local law; and

                          (g) will treat confidentially and as proprietary information of the Fund all records and other information relative to any of the Portfolios and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall






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                 not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                 4. SERVICES NOT EXCLUSIVE. The investment management services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

                 5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for each Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                 6. EXPENSES. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Portfolios.

                 7.       COMPENSATION.

                          (a) For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay the Adviser and the Adviser will accept as full compensation therefor a fee, computed daily and paid monthly (in arrears), at an annual rate of .40% of the first $1.5 billion, .35% of the next $1.0 billion, and .25% on amounts over $2.5 billion of the average net assets held in The Arch Money Market Portfolio, .55% of the average net assets of The Arch Capital Appreciation Portfolio, .45% of the average net assets of The Arch Diversified Fixed Income Portfolio, and .45% of the average net assets of The Arch U.S. Government Securities Portfolio.

                          (b) If in any fiscal year the aggregate expenses of one or more Portfolios (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Adviser will reimburse the Fund for 60% of such excess expenses. The obligation of the Adviser to reimburse the Fund hereunder is limited in any fiscal year to the amount of its fee hereunder






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                 attributable to all Fund Portfolios for such fiscal year,
                 PROVIDED, HOWEVER, that notwithstanding the foregoing, the Adviser shall reimburse the Fund for 60% of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

                          (c) The Adviser may voluntarily waive from time to time a portion or all of its advisory fee otherwise payable to it hereunder with respect to one or more of the Portfolios.

                          (d) The fee attributable to each Portfolio shall be the several (and not joint or joint and several) obligation of each Portfolio.

                 8. LIMITATION OF LIABILITY. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                 9. DURATION AND TERMINATION. This Agreement will become effective with respect to a Portfolio upon approval of this Agreement by vote of a majority of the outstanding voting securities of such Portfolio, and, unless sooner terminated as provided herein, shall continue with respect to such Portfolio until March 31, 1992. Thereafter, if not terminated, this Agreement shall continue with respect to a Portfolio for successive periods of twelve months each ending on March 31 each year, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of such Portfolio. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of such Portfolio), or by the Adviser on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding






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voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

                 10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the changes, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

                 11. MISCELLANEOUS. The captions in this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Missouri law.

                 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                        THE ARCH FUND, INC.



Attest:/s/ Katherine M. Ponte           By: /s/ Jerry V. Woodham
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                                        MISSISSIPPI VALLEY ADVISORS INC.



Attest:/s/ Sandra S. Wakefield          By: /s/ John H. Blixen
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